Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Paul Quinn

N2H2 CFO

pquinn@n2h2.com

206-336-1520

N2H2 Reports Second Quarter Financial Results

— Revenue up 16 percent over last year’s second quarter

—Boeing among new enterprise accounts
— Strong growth in new corporate and government accounts

SEATTLE, Wash. —April 24, 2003 —N2H2, Inc. (OTCBB: NTWO.OB), a global Internet monitoring and filtering company, today announced financial results for its second quarter ended March 31, 2003.  Revenue was $3.1 million for the three months ended March 31, 2003, an increase of 16 percent over 2002’s second quarter results.

Operating expenses were $3.3 million for the quarter ended March 31, 2003, a 28 percent improvement over the $4.6 million in expenses during 2002’s second quarter. Net loss for the quarter was the lowest in company history at $187,000, or $0.01 per share, a 90 percent reduction from the net loss during last year’s second quarter of $1.9 million.

“Our focus on adding corporate and government market share to our already strong education market share is really beginning to pay off,” said Philip Welt, president and CEO of N2H2.  “During the last quarter, sales through our broad-based distribution partner Tech Data accounted for 43 percent of new sales.  In addition, corporate and government accounts made up almost two thirds of new customers added during the quarter.”

Welt added, “During the last quarter, we demonstrated both our movement into the Fortune 500 market, as well as our leading edge in technology by working with Boeing on a one-year contract to provide a filtering capability for the new Connexion by Boeing service.”  Connexion by Boeing provides high-speed, two-way Internet and intranet access to aircraft in flight and is currently available to the executive services market in the United States, and to commercial airline passengers on Lufthansa German Airlines and British Airways.  Full-scale launch of the Connexion by Boeing service is scheduled for early 2004.

Among the other highlights for the quarter:

— N2H2’s Channel Partner Program received five stars - the highest possible rating in VARBusiness’ Annual Partner Programs Guide for 2003.  The Guide recognized N2H2 for a superior and easy-to-use channel program.

—N2H2’s Sentian for the Microsoft ISA server was also awarded five stars - the highest possible rating by SC Magazine.  The Magazine recognized Sentian for superior features, management, and database quality.

—Expanded N2H2’s existing statewide network in the state of Connecticut by providing filtering for 15,000 state employees.

“Cash and investments are stable, currently at $4.2 million, as opposed to $4.3 million one year ago,” said Paul Quinn, CFO of N2H2.  “We used $501,000 in cash for the quarter, as we expected.  This was considerably better than the $1.7 million in cash used for the same quarter in 2002.  We continue to project cash flow positive operation for the current fiscal year as a whole.”

About N2H2
N2H2 is a global Internet content filtering company. N2H2 software helps customers control, manage and understand their Internet use by filtering Web content, monitoring Internet access and delivering concise reports on user activity. These safeguards enable organizations of any size to limit potential legal liability, increase user productivity and optimize network bandwidth.

N2H2’s Bess and Sentian product lines are powered by N2H2’s premium-quality filtering database — a list consistently recognized by independent and respected third-parties as the most effective in the industry. Based in Seattle, WA and serving millions of users worldwide, N2H2’s software products are Cisco Verified, Microsoft Gold Certified and Check Point OPSEC compliant and are available for major platforms and devices. Additional information is available at http://www.n2h2.com or 877-568-2965.

This press release contains forward-looking statements, including statements about our ability to achieve profitability and cash flow positive operations, and statements about the effectiveness and market acceptance of our products. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, without limitation, the risk that we are unable to achieve or maintain profitable or cash flow positive operations in future periods, and the risk that our products do not compete successfully or achieve acceptance. More detailed information regarding these and other factors that could affect actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 (Commission file No. 0-26825). You should not unduly rely on these forward-looking statements which apply only as of the date of this release. We undertake no obligation to update publicly any forward- looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.

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N2H2, Inc.

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	THREE MONTHS ENDED March 31,		SIX MONTHS ENDED March 31,
	2003	2002	2003	2002
Revenues	$3,097	$2,672	$6,124	$5,565

Operating expenses:
Internet filtering services and customer support	570	829	1,167	1,675
Sales and marketing	1,271	1,861	2,683	3,660
General and administrative	796	883	1,626	1,868
Research and development	386	451	734	888
Depreciation and amortization	202	510	478	1,044
	3,225	4,534	6,688	9,135
Loss on disposal of property and equipment	10	68	22	69
Loss on sale of N2H2 Pty Limited	61	—	61	—
Total operating expenses	3,296	4,602	6,771	9,204

Loss from operations	(199)	(1,930)	(647)	(3,639)
Interest income, net of interest expense	12	26	31	70
Net loss	$(187)	$(1,904)	$(616)	$(3,569)
Basic and diluted net loss per share	$(0.01)	$(0.09)	$(0.03)	$(0.16)
Basic and diluted weighted average shares outstanding	22,005	21,798	21,969	21,761

N2H2, Inc

Balance Sheets

(unaudited, in thousands)

	March 31,	September 30,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$1,541	$4,009
Restricted cash and cash equivalents	675	675
Investments	2,000	—
Total cash and investments	4,216	4,684
Accounts receivable, net of allowances	665	1,825
Prepaid expenses and other current assets	360	737
Total current assets	5,241	7,246

Property and equipment, net	766	1,249
Other assets	140	140
Total assets	$6,147	$8,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$204	$262
Accrued payroll & benefits	289	452
Other accrued liabilities	437	467
Deferred revenue	6,046	8,179
Note payable	8	58
Current portion of capital lease obligations	—	21
Total current liabilities	6,984	9,439

Deferred revenue	967	863
Other non-current liabilities	81	105
Total liabilities	8,032	10,407

Shareholders’ equity (deficit):
Preferred stock, no par value; 50,000 shares authorized No shares issued and outstanding	—	—
Common stock, no par value; 250,000 shares authorized, 22,131 and 22,104 shares issued and outstanding, respectively	92,180	92,176
Notes receivable from shareholders, net of allowances	(41)	(41)
Deferred stock compensation	(3)	(415)
Accumulated other comprehensive loss	(15)	(102)
Accumulated deficit	(94,006)	(93,390)
Total shareholders’ equity (deficit)	(1,885)	(1,772)
Total liabilities and shareholders’ equity	$6,147	$8,635